Exhibit 24










                CONSENT OF INDEPENDENT ACCOUNTANTS






We consent to the incorporation by reference in the registration statement of Raytech Corporation and subsidiaries on Forms S-8 (File No. 33-42420 and 2-95251) of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated February 24, 2000, on our audit of the consolidated financial statements of Raytech Corporation and subsidiaries as of January 2, 2000, and January 3, 1999 and for each of the three fiscal years in the period ended January 2, 2000, which report is included in this Annual Report on Form 10-K.






                                   PRICEWATERHOUSECOOPERS LLP


Stamford, Connecticut
March 20, 2000